EXHIBIT 21

HERCULES OFFSHORE, INC. SUBSIDIARIES AS OF DECEMBER 31, 2005

Name	Jurisdiction
Hercules Drilling Company, LLC	Delaware
Hercules Liftboat Company, LLC	Delaware
Hercules Offshore International, LLC	Delaware
Hercules International Holdings, Ltd.	Cayman Islands
Hercules Liftboats Company Nigeria, Limited	Nigeria
Hercules International Asset Company, Ltd.	Cayman Islands
Hercules International Offshore, Ltd.	Cayman Islands
Hercules Marketing International, Ltd.	Cayman Islands

All subsidiaries 100% owned